Exhibit 16

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Stonefield

Josephson, Inc.

_______________________

Certified Public Accountants

Business Advisors

August 21, 2003

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington,  D.C. 20549

Re:

Diamond Entertainment Corporation

Commission File No.  0-17953

Dear Commissioners:

We have read the statements contained in Item 4 “Changes in Registrant’s Certifying Accountant” of the Form 8-K of Diamond Entertainment Corporation to be filed with the Securities and Exchange Commission on or around August 21, 2003 and agree with the statements contained therein.

Very truly yours,

/s/ Stonefield Josephson, Inc.

Certified Public Accountants

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